EXHIBIT 23.1

Stan Jeong-Ha Lee CPA
2160 North Central Rd. Suite 209 Fort Lee NJ 07024
P.O. Box 436402 San Diego CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective Registration Statement on Form S-1 Amendment No 3, of our report dated September 5, 2012, relating to the audited financial statements of C3 Event Management, Inc. as of June 30, 2012 and July 31, 2012 and for the period beginning July 29, 2011 (its inception) to June 30, 2012 and the one-month period ended July 31, 2012 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan Jeong-Ha Lee, CPA
Stan Jeong-Ha Lee, CPA
Fort Lee, New Jersey
January 7, 2013